Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Q2 Holdings, Inc. of our report dated September 21, 2018, relating to the consolidated financial statements of Cloud Lending, Inc. as of December 31, 2017 and 2016 and for the years then ended appearing in Q2 Holdings, Inc.’s Form 8-K/A filed on December 28, 2018. Our report contains an explanatory paragraph regarding Cloud Lending, Inc.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Jose, California

June 4, 2019